Exhibit 99.2

MICROSEMI CORPORATION

SECOND QUARTER FISCAL YEAR 2006 CONFERENCE CALL

APRIL 27, 2006

TERRI:

Good afternoon and welcome to Microsemi’s second quarter fiscal 2006 conference call. I am Terri Donnelly, Coordinator of this call. In a few moments you will hear from and have an opportunity to ask questions of Jim Peterson, our President and Chief Executive Officer, of Dave Sonksen, our Executive Vice President and Chief Financial Officer; and of Steve Litchfield, our Vice President of Marketing and Business Development.

A recording of this conference call will be available on the Microsemi website for 30 days, under the investor section. Our web site is located at www.microsemi.com.

Let me remind you that during the course of this conference call, management will state beliefs and make projections or other forward-looking statements regarding future events and the future financial performance of the Company.

Due to changes in public companies’ abilities to communicate with analysts and investors brought about by SEC rules on Fair Disclosure, Microsemi issues guidance in the form of a limited business outlook on our expectations for the next quarter. This business outlook reflects our expectations as of April 27, 2006 and is continually subject to reassessment due to changing market conditions, and other factors, and therefore must be considered only as management’s present opinion, and actual results may be materially different. However, management undertakes no obligation to update these or any forward-looking statements, whether as a result of new information, future events, or otherwise. If an update to our business outlook is provided, the information will be in the form of a news release.

We wish to caution you that all of our statements, except the Company’s past financial results, are just our opinions, predictions and present expectations. Actual future events or results may differ materially. I refer you to Microsemi’s report on Form 10-K for the fiscal year ended October 2, 2005 which was filed with the SEC on December 16, 2005 and report on Form 10-Q, filed on February 10, 2006 with the SEC for some of the risks. Information about Microsemi filed with the SEC is available free of charge at www.sec.gov. These reports identify important factors that could cause actual results to differ materially from our projections. That said, we can begin.

Here’s JIM PETERSON.

JIM:

Thank you Terri.

I’d like to thank all of you for joining us this afternoon for Microsemi’s second quarter fiscal year 2006 earnings call. Microsemi experienced a strong second quarter in bookings and shipments. We made significant strides toward our long term financial model. We are also excited to announce that the Advanced Power Technology deal will close tomorrow. Going forward, APT will be referred to as Microsemi’s Power Products Group and operate as a division. Today we will give the details of the second quarter for Microsemi and give third quarter guidance for the company, including the Power Products Group.

Microsemi continues to deliver impressive financial results. The second quarter of fiscal year 2006 produced a non-GAAP EPS of 26 cents per diluted share. Net sales grew over 3% from the previous quarter. Non-GAAP gross margins grew 110 basis points and non-GAAP operating margins increased 340 basis points.

Microsemi continues to execute on our strategy to grow revenues in diverse end markets while also improving manufacturing efficiencies to increase profitability. As a result, we feel confident that Microsemi can exceed overall industry growth expectations in both our high reliability semiconductor and high performance analog mixed signal businesses.

We had another quarter of exceptionally strong bookings. This enabled us to achieve our 14th consecutive quarter of positive book-to-bill performance, which was 1.08 to 1 in the second quarter. This was driven by continued strength in our high reliability semiconductor businesses and strength in our lighting and wireless markets for our new high performance analog mixed signal product introductions.

The second quarter was an impressive quarter for Microsemi’s non-GAAP profitability, delivering 51.1% gross margins and 30.7% operating margins. This exceeded our target model set out over five years ago and set a new record for the company. We have spoken about achieving over 30% operating margins and we exceeded this earlier than expected. Some of the gains in the most recent quarter were driven by a favorable product mix toward higher margin products such as our space business, higher shipments, improved factory utilization, as well as the reduction in SG&A expenses primarily related to Sarbanes Oxley and legal services.

Shipments of our lighting products into notebooks and LCD TVs were particularly robust during the quarter with double digit sequential increase over last quarter. We continue to see bookings strength in both our notebook and LCD TV products.

The LCD TV market is gaining momentum and we continue to deliver the products that are needed by our customers. We are on track for the business to double this year. The strength of our expertise in driving multiple lamps continues to propel our business enabling us to take additional share.

Microsemi’s wireless LAN power amplifier business continues to be strong with another quarter of increases. We see this business continuing to contribute great revenue growth at attractive margins. We expect that the 802.11n business will also start to increase towards the end of the calendar year and into 2007.

Leading our growth this quarter was our high reliability business. Once again, our satellite programs and commercial air business demonstrated significant strength. Our satellite business in particular grew in the quarter, increasing over twenty percent sequentially. With the satellite business being the highest gross margin business in the company, this strength drove some of the upside in the quarter for our gross margins.

The satellite market is continuing to see robustness in both defense and commercial market places. Microsemi supplies into both of these end markets with similar quantities of product. We are seeing strength out of the Galileo program in Europe, Japanese programs, Mobile User Objective System satellites for defense, and low orbit commercial satellites. Additional factor driving future upside is the forecasted satellites out of China and India, mainly for commercial applications.

In the commercial air market, we continue to see strength in bookings and shipments. We anticipate this market to continue driving revenues over the next three to five years. For calendar year 2006, the large commercial aircraft market which is expected to be up 20-25% will drive the majority of this, and the business jet market is also expected to be up 10-15%.

Our implantable medical business shipments remained strong.  The industry continues to forecast long term compounded annual growth rates between 15-20% for the next three to five years.  The industry leader in the implantable medical business space announced recently that they expect 20% compounded annual growth over the next five years.  We believe that this market will continue to contribute significantly over the next several years.  Our dollar content increase remains on track to start contributing at the end of this calendar year with the major increase occurring in 2007.

At this point I’d like to make some comments about our Power Products Group (PPG), formerly known as APT, and give you some insights into how we see them contributing to Microsemi going forward. As you are aware we expect this acquisition to close tomorrow and therefore we are including their numbers for May and June in our Q3 forecast.

For review, the transaction combines two strong high performance analog companies offering both differentiated RF product into niche end markets as well as high reliability product addressing a strong defense/aerospace and medical market.  PPG is a leading designer, manufacturer and marketer of high-performance RF and switching power semiconductors.   Its focus is primarily on the high-power, high-speed segment of the power semiconductor market. Power semiconductors function as power amplifiers and power switches. PPG’s products are found in diverse applications, such as implantable defibrillators, MRI systems, commercial and defense avionics, ground based radar, air traffic control radar systems, airborne radar, wireless base stations, flat panel production equipment, semiconductor capital equipment, and solar power inverters.

This strategic transaction creates a more diverse and stronger Microsemi that has expanded offerings in high performance analog mixed signal and high reliability products. We will expand our new product offering to medical customers dramatically in a relatively short period of time. We also will be able to offer our defense and avionics customers a much larger breadth of high reliability product to address their ongoing needs. Microsemi sees enormous potential in PPG’s silicon carbide technology for the defense customer base along with commercial applications.

During the last six months they have been working diligently to move forward in pulling out costs and accelerating revenue synergies. Some of their accomplishments to date are:

1.	Signing of agreement with Northrup Grumman to license silicon carbide.
2.	Announcing the closure of the Montgomeryville facility
3.	Turning down low margin business
4.	Bringing up MOS8 process in China
5.	Accelerating the move of more business to outside foundry
6.	Cutting SG&A expenses

We’re confident that the next step as a combined team will be to realize additional revenue and manufacturing synergies.

Let me address the margin forecast going forward.  Our original goals announced on our conference call in November was for 50% gross margin and 27% operating margins to be met in three quarters after the close.  Today, we believe that this goal can be achieved in two quarters, or sooner.  Regarding the accretion/dilution impact of the transaction, we believe that we will be EPS neutral for the June quarter and accretive in the fourth quarter.  We fully intend to work diligently to realize the maximum potential of the transaction through cost savings and further revenue synergies.

The second quarter was another great quarter highlighted by continued revenue strength along with impressive non-GAAP operating margins exceeding 30%.  We continue to execute on the company strategy.  Looking forward, Microsemi believes that we can drive revenue growth with the acceptance of our new products and also leverage efficiencies going forward to improve profitability in the coming years.

With that, let me turn the call over to Dave for our financial details from the second quarter and our outlook for Microsemi for the third quarter of fiscal year 2006.

DAVE:

Thank you, Jim. Now for the second quarter financial results: Net sales for the quarter ended April 2, 2006 were $84.9 million, sequentially up 3% from $82.2 million in the prior quarter, and up 16% from $73.3 million in the year-ago second quarter.

The book-to-bill ratio for the quarter was 1.08 to 1.

Non-GAAP gross margins percentage for the quarter was 51.1%, up 110 basis points from 50.0% in the first quarter and up 640 basis points from 44.7% in the second quarter of last year. The improvement in gross margins resulted from:

1) improved factory utilization from our ongoing consolidation activities;

2) increased shipments; and 3) an improved mix of higher margin products.

This quarter, non-GAAP selling, general and administrative expenses were 15.2% of sales ($12.6 million), as compared to 16.5% of sales ($13.5 million) in the first quarter and 17.6% of sales ($12.9 million) in the second quarter of last year. SG&A costs decreased this quarter primarily due to lower expenses for SOX 404 compliance and legal service.

Research and development costs were $4.6 million or 5.5 % of sales in this year’s second quarter, compared to $5.1 million or 6.2% of sales in the first quarter and $4.7 million or 6.5% of sales in the year-ago second quarter.

Our non-GAAP operating margins increased to 30.7%, up 340 basis points from 27.3% in the first quarter, and up 1,000 basis points from 20.7% in the prior year second quarter.

The effective tax rate was 35% in the second quarter. The tax rate is higher than expected for two reasons. First, as you are hearing from others, the R&D tax credit extension has expired and secondly implementation of our offshore shipments tax strategy was pushed out due to local government licensing issues but has now been approved. We believe that as in past years, the R&D tax credit legislation will be signed this year and if, as in the past, it is retroactive, our tax rate will decline by a corresponding amount.

For the second quarter, non-GAAP net income was $17.7 million, or $0.26 per diluted share, up 11% from $16.0 million or $0.24 per diluted share in the first quarter and up 74% from $10.2 million or $0.16 per diluted share in the year-ago second quarter.

For the second quarter, our GAAP net income, which includes restructuring costs and other special charges or credits, was $13.6 million, or $0.20 per diluted share, down from $13.8 million in the first quarter of the fiscal year and up from $6.0 million or $0.09 per diluted share in the year ago second quarter. Restructuring costs and other special charges or credits for the second quarter were $4.0 million. Our GAAP operating margin increased to 23.5 % in the second quarter, up from 23.3% in the first quarter.

Here are a few Income Statement details and Balance Sheet items: Depreciation and amortization expense for the quarter was $3.2 million, compared to $2.9 million in the first quarter. Capital spending was $2.7 million this quarter, up from $2.1 million in the first quarter. Our cash and investment position was $137.7 million at the end of the second quarter, up $24.7 million from $113.0 million at the end of the first quarter. At quarter-end we had no short-term bank borrowing.

Our accounts receivable were $59.1 million at the end of the second quarter compared to $55.5 million at the end of the first quarter. DSO are 63 days for this quarter, compared to 61 days last quarter.

Inventories at the end of the second quarter were $62.1 million compared to $57.7 million at the end of the first quarter.

The end market breakout of net sales to OEM’s for the second quarter was approximately:

Defense/Aerospace	44%	(40)

Medical	17%	(19)

Notebooks/Monitors/LCD TVs	16%	(19)

Automotive	6%	(6)

Mobile Connectivity	11%	(10)

Industrial/Other	6%	(6)

TOTAL:	100%

Now for the Business Outlook

We expect that for the third quarter of 2006, our sales, including PPG, will increase between 15 and 19 percent sequentially. On a non-GAAP basis, we expect our earnings for the third quarter of 2006 to be $0.26 to $0.28 per diluted share.

Now let me turn you back over to JIM PETERSON.

JIM:

Thanks DAVE.

So with that, let’s open the conference call to QUESTIONS from analysts and institutional investors.

. . . Q & A SESSION . . .

CLOSING:

JIM:

Thank you for joining us today, and for your questions. By way of review, here are the main points we’ve covered:

•	Microsemi’s results continue to outpace the industry, exceeding expectations while guiding for the third quarter to increase shipments in the range of 15 to 19 percent.
•

We have shown impressive gross and operating margin improvements based on revenue growth, product mix shift, increasing ASP’s, utilization improvements, and a strengthening cash position of $138 million with no debt.

Currently, we are scheduled to present at 4 (four) financial conferences prior to our next financial results conference call and Web cast.  The conferences are as follows:

1.) Credit Suisse -- Semiconductor/Semi Capital Equipment Conference in New York on May 2nd and 3rd

2.) Piper Jaffray -- Hardware and Communications Conference in New York on May 10th and 11th

3.) JPMorgan -- 34th Annual Technology Conference in San Francisco on May 22nd through the 24th

4.) Bear Stearns -- 17th Annual Technology Conference in New York on June 12th and 13th

We encourage you to attend one or all of these conferences.  If you are not able to attend, we encourage you to listen to our presentation via Web cast.

Thank you again for being with us and have a great day.